Exhibit 99.1

Contact: Charity Frantz
October 19, 2017	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND Announces THIRD QUARTER 2017 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and nine-month periods ended September 30, 2017.

Dividend Declared

C&N’s Board of Directors has declared a regular quarterly cash dividend of $0.26 per share. The dividend is payable on November 10, 2017 to shareholders of record as of October 30, 2017. Declaration of the dividend was made at the October 19, 2017 meeting of C&N’s Board of Directors.

Unaudited Financial Information

Basic and diluted earnings per common share were $0.32 for the third quarter 2017, as compared to $0.34 in the second quarter 2017 and $0.34 in the third quarter 2016. For the nine months ended September 30, 2017, basic and diluted earnings per common share were $0.94 as compared to $0.95 for the first nine months of 2016. The return on average assets for the first nine months of 2017 was 1.23%, and the return on average equity was 8.13%. Highlights related to C&N’s earnings results for the comparative periods are presented below.

Third Quarter 2017 as Compared to Second Quarter 2017

Net income totaled $3,936,000 in the third quarter 2017 as compared to $4,121,000 in the second quarter 2017. Significant variances were as follows:

•	Net interest income increased $279,000 (2.7%) in the third quarter 2017 as compared to the second quarter. The net interest margin was 3.83% for the third quarter 2017, unchanged from the second quarter result. In addition to the benefit of an additional day in the third quarter as compared to the second quarter, the increase in net interest income reflected growth in average earning assets of $16.3 million, funded from growth in average total deposits of $30.2 million (3.1%).

•	The provision for loan losses was $322,000 in the third quarter 2017, up from $4,000 in the second quarter. In the third quarter, the provision included $141,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, and an increase of $181,000 in the collectively determined allowance for loan losses. The increase in the collectively determined allowance in the third quarter reflected the effects of an increase in outstanding loans, as there were minimal changes in the net charge-off experience and qualitative factors used to estimate that portion of the allowance. In comparison, the second quarter provision included $315,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $102,000 increase in the unallocated portion of the allowance. Offsetting a significant portion of the second quarter provision was a $413,000 reduction in the collectively determined allowance for loan losses. In the third quarter 2017, the net change in total specific allowances on impaired loans included a reduction of $6,000 in the allowance related to one real estate secured commercial loan for which the allowance had increased $205,000 in the second quarter and $225,000 in the first quarter. At September 30, 2017, the outstanding balance of this loan was $2,686,000, and the related allowance was $952,000.

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•	Noninterest revenue totaled $4,066,000 in the third quarter 2017, a decrease of $40,000 (1.0%) from the second quarter total. Trust and financial management revenue of $1,292,000 in the third quarter was $205,000 lower than the second quarter amount, as the second quarter included $215,000 resulting from a change in the frequency of billings. Net gains from sales of loans totaled $297,000 in the third quarter, an increase of $109,000 over the second quarter, reflecting increases in sales volume and average profit margin. Service charges on deposit accounts totaled $1,168,000 in the third quarter, up $74,000 from the second quarter, consistent with C&N’s typical seasonal pattern of increased consumer overdraft and other fees in the summer months.

•	Total noninterest expenses in the third quarter 2017 increased $116,000 (1.3%) as compared to the second quarter amount. Pensions and other employee benefits expense was $72,000 higher in the third quarter 2017 as health care expenses on C&N’s partially self-insured plan increased. Automated teller machine and interchange expense in the third quarter 2017 increased $41,000 (13.4%) over the second quarter amount, reflecting increased costs related to fraud protection services, higher volume of debit card transactions and other factors.

•	The income tax provision was $1,262,000 in the third quarter 2017 for an effective tax rate of 24.3% of pre-tax income, down $112,000 from $1,374,000 (25.0% of pre-tax income) in the second quarter. The lower amount of tax provision and effective tax rate in the third quarter resulted primarily from lower pre-tax income.

Third Quarter 2017 as Compared to Third Quarter 2016

Net income for the third quarter 2017 of $3,936,000 was lower by $151,000 (3.7%) than the third quarter 2016 amount. Significant variances were as follows:

•	Net interest income increased $454,000 (4.5%) in the third quarter 2017 as compared to the third quarter 2016. The net interest margin of 3.83% for the third quarter 2017 was higher than the third quarter 2016 level of 3.74%. The improvement in the margin included the impact of a favorable change in the mix of earning assets, including growth in loans and a reduction in securities. Average total loans outstanding were higher by $55.3 million (7.5%) in the third quarter 2017 as compared to the third quarter 2016, while average total available-for-sale securities were lower by $41.0 million. Average total deposits were $26.8 million (2.7%) higher in the third quarter 2017 as compared to the third quarter 2016.

•	The third quarter 2017 provision for loan losses was $216,000 lower than the third quarter 2016 amount. As noted above, the third quarter 2017 provision included $141,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, and an increase of $181,000 in the collectively determined allowance for loan losses. In comparison, the third quarter 2016 provision included a $478,000 increase in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, and a $60,000 increase in the collectively determined portion of the allowance. The increase in total specific allowances on impaired loans in the third quarter 2016 included the initial recognition of an allowance of $528,000 on the real estate secured loan referred to above, for which the specific allowance had increased to $952,000 at September 30, 2017.

•	Noninterest revenue increased $182,000 (4.7%) in the third quarter 2017 over the third quarter 2016 amount. Trust and financial management revenue increased $120,000 (10.2%), reflecting growth in assets under management resulting from market appreciation and new business, as well as a recent increase in fee levels. Interchange revenue from debit card transactions increased $80,000 (16.6%), reflecting benefits from a consulting project in 2016 that identified opportunities for improvements in card-related volumes and processing. Net gains from sales of loans increased $61,000 (25.8%) in the third quarter 2017 as compared to the third quarter 2016, reflecting increases in sales volume and average profit margin. Service charges on deposit accounts decreased $53,000 (4.3%), as revenue from consumer overdrafts declined due to lower volume.

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•	Total noninterest expenses increased $613,000 (7.1%) in the third quarter 2017 over the third quarter 2016 amount. Other operating expense increased $226,000. The increase in other operating expense included an increase of $97,000 in attorney fees, mainly related to a commercial loan workout situation, and an increase in accounting and auditing expense of $46,000 resulting from an increase in outsourced internal audit activity. Pensions and other employee benefits expense increased $156,000, mainly due to higher health care expenses on C&N’s partially self-insured plan. Salaries and wages expense increased $84,000, or 2.2%. Software subscriptions increased $62,000, including costs associated with new applications as well as annual licensing increases. Automated teller machine and interchange expense increased $55,000, including increased costs related to fraud protection services and higher volume of debit card transactions. Pennsylvania shares tax increased $49,000, reflecting a tax rate increase and an increase in Bank capital. FDIC assessments expense decreased $58,000, reflecting a lower assessment level.

•	The income tax provision of $1,262,000 in the third quarter 2017 (24.3% of pre-tax income) was $189,000 lower than the third quarter 2016 tax provision of $1,451,000 (26.2% of pre-tax income). The lower amount of tax provision and effective tax rate in the third quarter 2017 resulted primarily from lower pre-tax income. Also, in the third quarter 2016, the tax provision included a $39,000 catch up adjustment for an increase in the New York State tax provision related to a change in tax methodology that first became effective in 2015.

Nine-Month Periods Ended September 30, 2017 and 2016

Net income was $11,491,000 for the first nine months of 2017, a decrease of $40,000 (0.4%) from net income for the first nine months of 2016. Significant variances were as follows:

•	Net interest income was $943,000 (3.1%) higher for the first nine months of 2017 as compared to the first nine months of 2016. The net interest margin was 3.81% for the first nine months of 2017, up from 3.77% for the first nine months of 2016. Average total loans outstanding were up $57.6 million (8.0%) in the first nine months of 2017 as compared to the first nine months of 2016, while average total available-for-sale securities were lower by $33.0 million. Average total deposits were $20.4 million (2.1%) higher in the first nine months of 2017 as compared to the first nine months of 2016.

•	The provision for loan losses of $778,000 for the first nine months of 2017 was $446,000 lower than the amount for the first nine months of 2016. In 2017, the provision included $844,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $102,000 increase in the unallocated portion of the allowance, with a reduction in the provision of $168,000 related to the reduction in the collectively determined allowance for loan losses. The reduction in the collectively determined allowance included the effects of an improvement in C&N’s aggregate net charge-off experience and a reduction in the qualitative factors used to estimate the allowance as of September 30, 2017. The net increase in specific allowances in the first nine months of 2017 included an increase in the allowance related to one real estate secured commercial loan of $424,000 to $952,000 at September 30, 2017 as compared to $528,000 at December 31, 2016. The increase in the specific allowance for this loan was based on an updated appraisal. In comparison, the provision for the first nine months of 2016 included $557,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, a $29,000 decrease in the unallocated portion of the allowance and an increase in the provision of $696,000 related to an increase in the collectively determined allowance for loan losses. The increase in the collectively determined portion of the allowance at September 30, 2016 as compared to the end of the preceding year resulted from loan growth and slight increases in the net charge-off and qualitative factors used to estimate the allowance.

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•	Noninterest revenue increased $556,000 (4.8%) in the first nine months of 2017 as compared to the first nine months of 2016. Trust and financial management revenue increased $402,000 (11.3%), reflecting growth in assets under management resulting from market appreciation and new business, as well as a recent increase in fee levels and an estimated $215,000 of additional revenue from changing the frequency of billings to monthly for certain services. Interchange revenue from debit card transactions increased $218,000 (15.2%), reflecting improvements in card-related volumes and processing. Loan servicing fees, net, increased $123,000, as the fair value of mortgage servicing rights decreased by $145,000 in the first nine months of 2017 as compared to a reduction of $247,000 in the first nine months of 2016. Service charges on deposit accounts decreased $177,000 (5.0%), as revenue from consumer overdrafts declined due to lower volume.

•	Total noninterest expenses increased $1,380,000 (5.3%) for the first nine months of 2017 as compared to the first nine months of 2016. Other operating expense increased $682,000. Within other operating expense, the largest variances included increases of $182,000 in loan collection expenses, $129,000 in attorney fees (mainly related to a commercial loan workout situation) and $94,000 in accounting and auditing expense stemming from increased internal audit outsourcing. Pensions and other employee benefits expense increased $391,000, primarily as a result of higher health care expenses on C&N’s partially self-insured plan. Software subscriptions increased $141,000, including costs associated with new applications as well as annual licensing increases. Automated teller machine and interchange expense increased $138,000, including increased costs related to fraud protection services and higher volume of debit card transactions. FDIC assessments expense decreased $165,000, reflecting a lower assessment level. Professional fees expense decreased $66,000, reflecting a reduction in information technology and sales and service-related consulting expense.

•	The income tax provision was $3,620,000 for the first nine months of 2017 (24.0% of pre-tax income), down from $3,847,000 (25.0% of pre-tax income) for the first nine months of 2016. The lower amount of tax provision and effective tax rate in 2017 resulted from lower pre-tax income, along with the effects of a change in accounting for stock-based compensation that requires recognition of the tax benefits as a reduction in the tax provision and a $30,000 catch up adjustment in 2016 for an increase in the New York State tax provision related to a change in tax methodology that first became effective in 2015.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,259,921,000 at September 30, 2017, as compared to $1,243,401,000 at June 30, 2017 and $1,245,333,000 at September 30, 2016.

•	Net loans outstanding (excluding mortgage loans held for sale) were $792,112,000 at September 30, 2017, up from $771,057,000 at June 30, 2017 and up 7.9% from $733,917,000 at September 30, 2016. In comparing outstanding balances at September 30, 2017 and 2016, total residential mortgage loans increased $31.5 million, or 7.7%, and total commercial loans increased $25.0 million, or 7.8%. At September 30, 2017, the outstanding balance of commercial loan participations with other financial entities was $53.6 million, up from $48.7 million at September 30, 2016.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $169,581,000 at September 30, 2017, up from $165,789,000 at June 30, 2017 and $157,845,000 at September 30, 2016.

•	Total nonperforming assets as a percentage of total assets was 1.35% at September 30, 2017 as compared to 1.30% at June 30, 2017 and 1.79% at September 30, 2016.

•	Deposits and repo sweep accounts totaled $1,026,364,000 at September 30, 2017, up from $1,002,137,000 at June 30, 2017, and up 2.8% from $998,200,000 at September 30, 2016.

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•	Total shareholders’ equity was $191,013,000 at September 30, 2017 as compared to $189,859,000 at June 30, 2017 and $190,603,000 at September 30, 2016. Tangible common equity as a percentage of tangible assets was 14.35% at September 30, 2017 as compared to 14.48% a year earlier. Within shareholders’ equity, the portion of accumulated other comprehensive income related to available-for-sale securities was $227,000 at September 30, 2017 as compared to $369,000 at June 30, 2017 and $5,388,000 at September 30, 2016. Fluctuations in accumulated other comprehensive income have been caused by increases in interest rates, which have resulted in an overall net reduction in the fair value of available-for-sale securities.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $924,907,000 at September 30, 2017, up from $894,669,000 at June 30, 2017, and up 6.6% from $867,852,000 a year earlier.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N’s most recently opened location, in Elmira, New York, offers commercial, residential and consumer lending services. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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